SUB-ITEM 77C: Submission of matters to a vote of security holders
If any matter has been submitted to a vote of security holders, furnish the following information:
(a) The date of the meeting and whether it was an annual or special meeting;
(b) If the meeting involved the election of directors, state the name of each director elected at the meeting and the names of all other directors now in office;
(c) Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;
(d) Describe the terms of any settlement between the registrant and any other participant (as defined in Rule14a-11 of
Regulation 14A under the 1934 Act) terminating any solicitation subject to Rule 14a-11, including the cost or anticipated cost to the registrant.
Instructions:
1. If any matter has been submitted to a vote of security holders other than at a meeting of security holders, corresponding information with respect to such submission shall be furnished. The solicitation of any authorization or consent (other than a proxy to vote at a stockholders' meeting) with respect to any matter shall be deemed a submission of such matter to a vote of security holders within the meaning of this item.
2. This sub-item need not be answered as to (i) procedural matters, (ii) the selection or approval of auditors, (iii) the continuation of the current advisory contract, or (iv) the election of directors or officers in cases where there was no solicitation in opposition to the management's nominee, as listed in a proxy statement pursuant to rule 20a-1 under the Act and regulation 14A under the 1934 Act, and all of such nominees were elected. This sub-item may be omitted if action at the meeting was limited to the foregoing. In cases where the registrant does not solicit proxies and the board of directors as previously reported to the Commission was re-elected in its entirety, a statement to that effect will suffice.
3. If the issuer has published a report containing all of the information required by this item, the item may be answered by a reference to the information contained in the report, provided copies of the report are filed as an exhibit to this form.
4. If the registrant has furnished to its security holders proxy soliciting material containing the information required by paragraph (d) above, the paragraph may be answered by reference to the information contained in the material.

a) Special Meeting - September 26, 2016
b) Elected: James L. Pappas, William J. Meurer, Keith B. Jarrett, Deborah L. Talbot, Liana O'Drobinak, John Carter, Stephen Roussin, J. Cooper Abbott, Court James

c) Proposal 1 - Election of James L. Pappas as an Independent Trustee to the Fund's Board of Trustees: Affirmative - 27,013,247.943, Withheld - 233,917.036
Election of William J. Meurer as an Independent Trustee to the Fund's Board of Trustees: Affirmative - 27,013,833.720, Withheld - 233,331.259
Election of Keith B. Jarrett as an Independent Trustee to the Fund's Board of Trustees: Affirmative - 27,027,196.871, Withheld - 219,968.108
Election of Deborah L. Talbot as an Independent Trustee to the Fund's Board of Trustees: Affirmative - 26,964,410.174, Withheld - 282,754.805
Election of Liana O'Drobinak as an Independent Trustee to the Fund's Board of Trustees: Affirmative - 27,019,446.782, Withheld - 227,718.197
Election of John Carter as an Independent Trustee to the Fund's Board of Trustees: Affirmative - 27,033,460.634, Withheld - 213,704.345
Election of Stephen Roussin as an Independent Trustee to the Fund's Board of Trustees: Affirmative - 27,032,898.271, Withheld - 214,266.708
Election of J. Cooper Abbott as an Interested Trustee to the Fund's Board of Trustees: Affirmative - 27,012,093.349, Withheld - 235,071.630
Election of Court James as an Interested Trustee to the Fund's Board of Trustees: Affirmative - 27,016,754.050, Withheld - 230,410.929

d) N/A